Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-254724) pertaining to the Semrush Holdings, Inc. Amended and Restated 2019 Stock Option and Grant Plan, the Semrush Holdings, Inc. 2021 Stock Option and Incentive Plan, and the Semrush Holdings, Inc. 2021 Employee Stock Purchase Plan, of our report dated March 18, 2022, with respect to the consolidated financial statements of Semrush Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 18, 2022